Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-187885) and Form S-8 (Nos. 333-178630, 333-27429, 333-125264) of Associated Estates Realty Corporation of our report dated August 19, 2014 relating to the statement of revenues and certain operating expenses of Alpha Mill Phase I, which appears in the Current Report on Form 8‑K/A of Associated Estates Realty Corporation dated November 19, 2013.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
August 19, 2014